CERTIFICATE OF DETERMINATION FOR
                         SEPRAGEN CORPORATION
                       A California Corporation

          Vinit Saxena, President, and Armin Ramel, Secretary, certify that:

          1. They are the President and the Secretary, respectively, of Sepragen Corporation, a California corporation.

          2. The authorized number of the corporation's Preferred shares is 5,000,000, and the number of shares constituting Series A Preferred (that is the series affected by this Certificate of Determination and the resolution set forth below) is 1,000,000. None of the shares of Series A Preferred have been issued.

          3.   Pursuant to authority granted by the corporation's
Articles of Incorporation, the following resolution has been duly adopted and approved by the Board of Directors.

                  RESOLUTION OF BOARD OF DIRECTORS

           WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred shares, issuable from time to time in one or more series; and

          WHEREAS, the Board of Directors of this is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred shares, to fix the number of shares constituting any such series, and to determine the designation of that series, or any of them; and

          WHEREAS, this corporation has not issued any shares of Preferred shares and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of Preferred shares and the number of shares constituting and the designation of the series;

    IT IS THEREFORE RESOLVED, that the Board of Directors authorizes the original issue of a series of Preferred shares that shall be designated and known as Series A Preferred. The number of shares of this series shall be 1,000,000. All shares in this series are subject to the following rights, preferences, privileges, and restrictions:

     (a) The holders of outstanding Series A Preferred shares shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available, dividends at the annual rate of $.20 per Series A Preferred share, payable on the 1st day of each January to holders of Series A Preferred shares of record on a date not more than sixty (60) nor fewer than ten (10) days preceding each respective payment date as specified by the Board of Directors or, if not so specified, as provided by law. Dividends shall accrue on each Series A Preferred share from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Dividends shall be cumulative so that if dividends in respect of any previous dividend period and for the current dividend period at the annual rate per share shall not have been paid or declared and set apart for all Series A Preferred shares at the time outstanding, the deficiency shall be fully paid or declared and set apart for those shares before the corporation makes any distribution to holders of Class A Common Stock.

     "Distribution" in this paragraph (a) means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the corporation that are junior to the Series A Preferred shares as to dividends or assets) or the purchase or redemption of shares of the corporation for cash or property (except such junior shares), including any such transfer, purchase, or redemption by a subsidiary of the corporation. The time of any distribution by way of dividend shall be the date the dividend is declared and the time of any distribution by purchase or redemption of shares or otherwise than by dividend shall be the day cash or property is transferred by the corporation, whether or not pursuant to a contract of an earlier date; provided that when a debt obligation that is a security is issued in exchange for shares, the time of the distribution is the date when the corporation acquires the shares in that exchange.

     (b) On any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of the Series A Preferred shares shall receive out of assets of the corporation, whether those assets are capital or surplus of any nature, the sum of $2.86 per Series A Preferred share, plus an amount equal to any dividends accrued and unpaid on those Series A Preferred shares, as provided in paragraph (a) of this Certificate, to the date that payment is made available to the holders of Series A Preferred shares, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock.

          If on liquidation, dissolution, or winding up of the corporation, the assets so distributed among the holders of Series A Preferred shares shall be insufficient to permit full payment to those shareholders of the full preferential amounts, then the entire assets of the corporation to be distributed shall be distributed ratably among the holders of Series A Preferred shares.

          In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, subject to all of the preferential rights of the holders of Series A Preferred shares on distribution or otherwise, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the corporation.

          A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the corporation within the meaning of this paragraph (b).

     (c) The Series A Preferred shares shall be redeemable, at the option of the respective holders of the shares or the corporation commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued but unpaid dividends on the Series A Preferred shares which are redeemed. The holders of Preferred shares shall give notice of exercise of the option to redeem the Series A Preferred shares, by tendering such shares to the corporation at the office of the corporation or any transfer agent for the shares. The corporation may elect the option to redeem by giving notice to the respective holders of Series A Preferred shares at the address of the registered holders on the stock transfer books of the corporation with instructions of how to exchange Series A Preferred shares for Class A Common Stock Certificates. The corporation or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of Class A Common Stock. Shares of Series A Preferred shall be deemed to have been converted immediately prior to the close of business on the day upon which the corporation declares that the targets have been met. The person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock at such time. Redemption consideration will only be payable to the registered holders on the date such registered holder tenders such shares to the corporation at the office of the corporation or any transfer agent of the corporation. Provided, however, the corporation may only redeem shares out of assets legally available therefor. If, at the time any shareholder seeks to redeem his Series A Preferred shares the corporation is not legally able to redeem such shares under Chapter 5 (commencing with Section 500) of the California Corporations Code, such shareholder shall retain the right to redeem the shareholder's shares of Series A Preferred until a period ending ninety (90) days after such shareholder is notified by the corporation that the corporation is legally able to redeem the shares.

     (d) Subject to Subsection (c) above, each share of Series A Preferred shall be automatically converted into Class A Common Stock, if not previously redeemed, on January 1, 2009 or at any time the Bid Price per share (as defined below) of the corporation's Class A Common Stock shall average at least $3.86 per share for ninety (90) consecutive trading days prior to January 1, 2004. In addition, the holders of Series A Preferred shares shall have conversion rights on or after December 1, 1999, all such conversions to occur in the following manner:

          (1) On or before September 30, 2000, the Series A Preferred shares shall be convertible at the option of the respective holders of the shares, or upon the vote of a majority of the outstanding Series A Preferred shares, at the office of the corporation or any transfer agent for those shares, into fully paid and nonassessable Class A Common Stock (calculated to the nearest one-hundredth of a share, fractions of less than one-hundredth of a share being disregarded) of the corporation, at the conversion price in effect at the time of conversion determined as provided below, each Series A Preferred share being taken at $2.86 for the purpose of conversion. The Series A Preferred shares shall be automatically converted into shares of Class A Common Stock, if not previously redeemed, on January 1, 2009. The price at which Class A Common Stock shall be deliverable on conversion shall be initially $2.86 per share. The initial conversion price shall be subject to adjustment from time to time in certain instances, as provided below. The corporation shall make no payment or adjustment on account of any dividends accrued and unpaid on the Series A Preferred shares surrendered for conversion.

          (2) Before any Series A Preferred shares may be converted into Class A Common Stock at the option of the holder, the holder must surrender the certificate or certificates for those shares, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the corporation or of any transfer agent for the Series A Preferred shares. The holder shall also give written notice to the corporation at that office that the holder elects to convert a specified number or all of the shares represented by the surrendered certificate(s). The notice shall also specify the name or names in which the holder wishes the certificate or certificates for the Class A Common Stock to be issued. If a name specified is not that of the holder, the notice shall also state the address of the new holder and any other information required by law. The corporation shall, as soon as practicable thereafter, issue and deliver at that office to the holder of Series A Preferred shares converted, or to that holder's nominee or nominees, certificates for the number of full Class A Common Stock to which the holder shall be entitled to receive, together with a scrip certificate or cash in lieu of any fraction of a share as provided below. Conversion shall be deemed to have been made as of the date the Series A Preferred shares are surrendered for conversion, and the person or persons entitled to receive the Class A Common Stock issuable on conversion shall be treated for all purposes as the record holder or holders of those shares of Class A Common Stock on that date.

          (3) If the conversion price in effect immediately prior to the close of business on any date shall exceed by as much as $.25 the amount determined at the close of business on that date by dividing:

               i) a sum equal to $20,000,000 plus the aggregate of the amounts of all consideration received by the corporation on all classes and issues of common stock after December 31, 1998, by

               ii) the total number of outstanding shares of common stock of all classes and issues.

    the conversion price shall be reduced, effective at the close of business on the then-effective date, by the largest multiple of ten cents ($.10) contained in the sum by which the then-effective conversion price exceeds the amount so determined.

     For purpose of this subparagraph, the following provisions are applicable:

                    A. If the corporation shall issue or sell for cash Class A Common Stock, or any shares or obligations convertible into or exchangeable for Class A Common Stock, the consideration received by the corporation shall be deemed to be the amount of cash received, before deducting commissions or expenses paid by the corporation for any underwriting of, or otherwise in connection with, the issue or sale. If the corporation shall issue or sell any of those securities to an underwriter without payment of any commission, the consideration received by the corporation shall be deemed to be the full amount at which those securities are initially offered by the underwriter to the public, unless the difference between the price to the underwriter and the initial public offering price exceeds 15% of the price to the underwriter, in which case the consideration received by the corporation shall be deemed to be the price to the underwriter, plus 15% of the price to the underwriter.

                    B. If the corporation shall issue (otherwise than on conversion or exchange of obligations or shares of stock of the corporation) additional shares of Class A Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the corporation for those shares shall be deemed to be the value of the consideration as determined by the Board of Directors.

                    C. If the corporation shall issue additional Class A Common Stock, not exceeding in the aggregate 1,000,000 shares of Class A Common Stock as presently constituted (subject to adjustment in case of a subdivision or combination of Class A Common Stock or of a dividend in Class A Common Stock declared on Class A Common Stock), pursuant to stock or option plans for officers or employees of the corporation, for a consideration per share (whether cash, other than cash, or partly other than cash) less than the conversion price in effect immediately prior to the date of issuance, the consideration per share received by the corporation for each of those shares shall be deemed to be the conversion price in effect immediately prior to its issuance.

                    D.   If the corporation shall issue in any
    manner any rights to subscribe for or purchase Class A Common Stock or any options for the purchase of Class A Common Stock (other than the issuance referred to in clause (C) above), at a consideration per share (as computed below) less than the conversion price in effect immediately prior to the date of the offering of such rights or the granting of such options, as the case may be, all Class A Common Stock that the holders of those rights or options shall be entitled to subscribe for or purchase pursuant to those rights or options shall be deemed to have been issued or sold as of the date of the offering of those rights or the granting of those options, as the case may be, and the minimum aggregate consideration named in those rights or options for the Class A Common Stock covered thereby, plus the consideration, if any, actually received by the corporation (as of the date of the offering of those rights or the granting of those options, as the case may be) for the issuance of those shares.

                    E.   If the corporation shall issue in any
    manner any obligations or any shares of the corporation (other than the Preferred shares) that shall be convertible into or exchangeable for Class A Common Stock, at a consideration per share (as computed below) less than the conversion price in effect immediately prior to the date those obligations or shares are issued, all Class A Common Stock issuable on the conversion or exchange of those obligations or shares shall be deemed to be issued as of the date those obligations or shares are issued, and the amount of consideration received by the corporation for those additional Class A Common Stock shall be deemed to be the total of (x) the amount of consideration received by the corporation on the issuance of those obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than for those obligations or shares, receivable by the corporation on that conversion or exchange, except in adjustment of interest and dividends.

                    F. The amount of the consideration received by the corporation on the issuance of any rights or options referred to in clause (D) above, or on the issuance of any obligations or shares that are convertible or exchangeable as described in clause (E) above, and the amount of the consideration, if any, other than those obligations or shares so convertible or exchangeable, receivable by the corporation on the exercise, conversion, or exchange thereof shall be determined in the same manner provided in clauses (A) and (B) above with respect to the consideration received by the corporation in case of the issuance of additional Class A Common Stock, provided, however, that if the obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend on any stock of the corporation other than Class A Common Stock, the amount of the consideration received by the corporation on the original issuance of the obligations or shares so convertible or exchangeable shall be deemed to be the value of those obligations or shares, as of the date of the adoption of the resolution declaring the dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in clause
    (D), or the termination of any right of conversion or exchange referred to in clause (E), the conversion price then in effect shall be readjusted to the conversion price that would have been obtained had the adjustments made on the issuance of the option, right, or convertible or exchangeable securities been made on the basis of the delivery of only the number of Class A Common Stock actually delivered on the exercise of those rights or options or on the conversion or exchange of those securities.

                    G. If the corporation shall issue additional Class A Common Stock as a dividend, the aggregate number of Class A Common Stock issued in payment of the dividend shall be deemed to have been issued and to be outstanding on the day next succeeding the record date for the determination of shareholders entitled to the dividend and shall be deemed to have been issued without consideration.

                    H. The number of Class A Common Stock at any time outstanding shall include any Class A Common Stock then owned or held by or for the account of the corporation and any shares issuable in respect of scrip or warrants issued in lieu of fractional Class A Common Stock.

                    I. Each share of Class A Common Stock issued on conversion of Preferred shares shall be deemed to have been issued for a consideration equal to the conversion price in effect at the time of issuance.

                    J.   If the corporation shall at any time
    subdivide or combine the outstanding Class A Common Stock, or shall issue as a dividend or dividends on the Class A Common Stock a number of Class A Common Stock equalling or aggregating 10% or more of the number of Class A Common Stock outstanding at the close of business on September 30, 1998, or on the date of the next preceding adjustment pursuant to the provisions of this subparagraph, the amount of $.25 referred to in subparagraph (or the amount to which that amount may have previously been adjusted pursuant to the provisions of this clause (J)) shall be proportionately decreased in the case of subdivision or dividend payable in Class A Common Stock or increased in the case of combination, effective at the close of business on the date of that subdivision or combination or of the declaration of that dividend.

                    K.   The term "dividend", as used in this
    subparagraph, means a dividend or other distribution on shares of the corporation. In the event of a declaration of a dividend by the corporation without fixing of a record date for the determination of shareholders entitled to that dividend, the date fixed by applicable law for the determination of the shareholders entitled to the dividend shall be deemed to be the record date.

                    L.   If the corporation shall at any time
    subdivide the outstanding Class A Common Stock, or shall issue as a dividend on the Class A Common Stock equalling 10% or more of the number of Class A Common Stock outstanding immediately prior to that subdivision or issuance of dividend, the conversion price in effect immediately prior to that subdivision or the issuance of that dividend shall be proportionately decreased, and in case the corporation shall at any time combine the outstanding Class A Common Stock, the conversion price in effect immediately prior to that combination shall be proportionately increased, effective at the close of business on the date of the subdivision, dividend, or combination, as the case may be. For the purpose of this subparagraph, the date of issuance of any such dividend shall be determined in accordance with clause (K) of subparagraph.

                    M. No fractional Class A Common Stock shall be issued on the conversion of Preferred shares. If any fractional interest in a Common Share would, except for the provisions of this subparagraph, be deliverable on the conversion of any Preferred shares the corporation shall, in lieu of delivering the fractional share for that fractional interest, at its option either (i) adjust the fractional interest by payment to the holder of the converted Preferred shares in an amount in cash equal (computed to the nearest cent) to the current market value of the fractional interest, or (ii) issue nondividend-bearing and nonvoting scrip certificates for fractions of a share that would otherwise be issuable, in form and containing terms and conditions as may be determined by the Board of Directors, and exchangeable, within the period following the date of issue as the Board of Directors shall fix, together with other unexpired scrip certificates of like tenor aggregating one or more full shares, for share certificates representing the full share or shares.

                    N. Immediately on adjustment of the conversion price, the corporation shall maintain at its principal executive office and file with the transfer agent, if any, for Preferred shares a statement, signed by the Board Chairperson, or the President, or a Vice President of the corporation and by its chief financial officer or an Assistant Treasurer, showing in reasonable detail the facts requiring the adjustment and the conversion price after the adjustment. The transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the statement from time to time to any holder of Preferred shares desiring an inspection.

                    O.   On any capital reorganization or any
    reclassification of the capital stock of the corporation, consolidation or merger of the corporation with or into another corporation, or the conveyance of all of substantially all of the assets of the corporation to another corporation, each Preferred share shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Class A Common Stock of the corporation deliverable on conversion of the Preferred share would have been entitled on the reorganization, reclassification, consolidation, merger or conveyance; and in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred shares, to the end that the provisions set forth (including provisions with respect to changes in, and other adjustments of, the conversion price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable on conversion of the Preferred shares.

                    P. In the event that the corporation shall set a record date for the purpose of entitling the holders of its Class A Common Stock either to receive a dividend, or any other distribution, payable otherwise than in cash or to subscribe for or purchase any shares of any class or to receive any other rights, or in the event of any consolidation or merger of the corporation with or into another corporation, capital reorganization of the corporation, reclassification of the corporation's shares (other than a subdivision or combination of its outstanding Class A Common Stock), or conveyance of all or substantially all of the corporation's assets to another corporation, or in the event of the voluntary or involuntary dissolution, liquidation, or winding up of the corporation, then, and in any such case, the corporation shall cause a notice described below to be mailed to the holders of record of the outstanding Preferred shares. The notice shall state the date that has been set as the record date for the purpose of dividend, distribution, or rights, or on which the reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities or other property deliverable on reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up. The notice shall be mailed at least ten days prior to the date specified in the notice, as determined pursuant to the provisions of the preceding sentence.

                    Q. The corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting conversion of the Preferred shares, the full number of Class A Common Stock deliverable on conversion of all Preferred shares from time to time outstanding. The corporation shall from time to time, in accordance with California law, increase the authorized amount of its Class A Common Stock if at any time the authorized number of Class A Common Stock remaining unissued shall not be sufficient to permit the conversion of all the Preferred at the time outstanding.

                    R. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Class A Common Stock on conversion of preferred shares pursuant hereto. The corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Class A Common Stock in a name other than that in which the Preferred shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting that issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

                    S.   Whenever any reference is made in these
    provisions to the issue or sale of Common Stock, the term "Common Stock" shall include any stock of any class of the corporation other than Preferred shares with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation.

                    T.   All certificates evidencing Preferred
    shares surrendered for conversion shall be appropriately cancelled on the books of the corporation, and the shares so converted represented by those certificates shall be restored to the status of authorized but unissued Preferred shares of the corporation.

          (4) As used herein, the term "Bid Price" (which shall be subject to adjustment in the event of any stock split, dividend or distribution, reverse stock split or other similar event) shall mean:

               i) if the principal market for the Class A Common Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") National Market System, the closing sales price of the Common Stock as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system; or

               ii) if the principal market for the Class A Common Stock is not a national securities exchange or the NASDAQ
    National Market System and the Class A Common Stock is quoted on NASDAQ, the closing bid price of the Class A Common Stock as quoted on NASDAQ; or

               iii) if the principal market for the Class A Common Stock is not a national securities exchange or the NASDAQ National Market System and the Class A Common Stock is not quoted on NASDAQ, the closing bid for the Class A Common Stock as reported by the National Quotation Bureau, Inc. ("NQB") or at least one market maker in the Class A Common Stock if quotations are not available from NQB but are available from a market maker.

    RESOLVED FURTHER, that the Board Chairperson, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify, and file in the office of the California Secretary of State a Certificate of Determination in accordance with this resolution and California law.

     4. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Executed on August 14, 1998, at Hayward, California.


                         /s/ Vinit Saxena
                         Vinit Saxena, President


                         /s/ Armin Ramel
                         Armin Ramel, Secretary